Exhibit 8.1

                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                              BOSTON, MASSACHUSETTS
                                      02109
                                 (617) 338-2800
                              FAX NO. 617-338-2880


     IN WASHINGTON, D.C.                                   IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.                              767 THIRD AVENUE
   WASHINGTON, D.C. 20036                              NEW YORK, NEW YORK 10017
       (202) 775-8190                                       (212) 486-8200
    FAX NO. 202-293-2275                                 FAX NO. 212-758-2151




                                                              November 6, 1996

First Essex Bancorp, Inc.
71 Main Street
Andover, Massachusetts 01810
Attention:  Leonard A. Wilson, President

Ladies and Gentlemen:

         In connection with the registration by First Essex Bancorp, Inc., a Delaware corporation (the "Buyer"), of shares of Common Stock, par value $.10 per share, for issuance in connection with (i) the Agreement and Plan of Reorganization, dated August 5, 1996, as amended, by and among the Buyer, Finest Financial Corp., a New Hampshire corporation (the "Seller") and Pelham Bank and Trust Company, the wholly owned subsidiary of the Seller and a New Hampshire trust company (the "Bank"), which agreement, as amended, and all other agreements contemplated thereby, are collectively referred to herein as the "Agreement", and (ii) the Agreement and Plan of Merger, dated as of August 5, 1996, as amended, by and among First Essex Bank, FSB, a federal savings bank in stock form and the wholly owned subsidiary of Buyer ("Savings Association") and Bank, which agreement, as amended, and all other agreements contemplated thereby, are collectively referred to herein as the "Bank Merger Agreement", this opinion is furnished to you to be filed as Exhibit 8.1 to the Registration Statement on Form S-4 (Reg. No. 333-12793) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed with the Securities and Exchange Commission. Capitalized terms used herein shall have the same meaning they have in the Agreement, except as otherwise defined herein. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Facts. Pursuant to the Agreement, Seller will be merged with and into Buyer (the "Acquisition Merger"). The Seller shareholders will receive consideration in the merger whose composition is at least 50% and not more than 62% Buyer Common Stock and the balance cash. Simultaneously, pursuant to the Bank Merger Agreement, which itself is pursuant to the Agreement,


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First Essex Bancorp., Inc.
November 6, 1996
Page 2


Bank will be merged with and into Savings Association (the "Bank Merger"). For federal income tax purposes, both the Acquisition Merger and the Bank Merger are intended to qualify as tax-free reorganizations within the meaning of Section 368(a)(1)(A) of the Code.

         Assumptions. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions, and we have assumed that both the Acquisition Merger and the Bank Merger will be consummated pursuant to the terms of and in accordance with the Agreement and the Bank Merger Agreement.

                  The fair market value of the Buyer stock and other consideration received by each Seller shareholder in the Acquisition Merger will be approximately equal to the fair market value of the Seller stock surrendered in exchange therefor.

                  There is no plan or intention by the stockholders of Seller who own, directly or indirectly, a one percent (1%) or greater interest (by value) in Seller, and to the best of the knowledge of the management of Seller there is no plan or intention on the part of the remaining Seller shareholders, to sell, exchange or otherwise dispose of a number of shares of Buyer stock received in the Acquisition Merger that would reduce the Seller shareholders' ownership of Buyer stock to a number of shares having a value, as of the date of the Acquisition Merger, of less than forty-five percent (45%) of the value of all of the formerly outstanding stock of Seller as of the same date. For purposes of this assumption, shares of Seller stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Buyer stock will be treated as outstanding Seller stock on the date of the Acquisition Merger. Moreover, shares of Seller stock and shares of Buyer stock held by Seller shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Acquisition Merger have been considered in making this assumption.

                  Except as may occur pursuant to the ordinary operation of a stock repurchase program previously approved by the Board of Directors of Buyer, Buyer has no plan or intention to reacquire any of its stock issued in the Acquisition Merger. With respect to any purchases pursuant to Buyer's existing stock repurchase program, (i) the stock repurchases will not be part of the plan of reorganization, and will have an independent corporate business purpose, (ii) the stock, if any, to be so repurchased is widely held, (iii) any such stock repurchases will generally be made in the open market and, to the extent not made in the open market, will not be made from former Seller stockholders, and
(iv) such repurchases will in no event exceed five percent of the outstanding stock of Buyer during any 12 month period.

                  Buyer has no plan or intention to sell or otherwise dispose of any of the assets of Seller acquired in the Acquisition Merger, except for the disposition of Bank stock pursuant to the Bank Merger, dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(C) of the Code.



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First Essex Bancorp., Inc.
November 6, 1996
Page 3


                  The   liabilities  of  Seller   assumed  by  Buyer,   and  the
liabilities to which the assets of Seller transferred in the Acquisition Merger are subject, were incurred by Seller in the ordinary course of its business.

                  Following the Acquisition Merger, Buyer will continue the historic business of Seller or use a significant portion of Seller's historic business assets in a business.

                  Buyer, Seller, the shareholders of Seller, Savings Association and Bank will pay their respective expenses, if any, incurred in connection with either the Acquisition Merger or the Bank Merger.

                  There is no intercorporate indebtedness existing between or among any of Buyer, Seller, Savings Association or Bank, that was issued, acquired, or will be settled at a discount.

                  None of Buyer, Seller, Savings Association or Bank is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  None of Buyer, Seller, Savings Association, or Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

                  The fair market value of the assets of Seller transferred to Buyer in the Acquisition Merger will equal or exceed the sum of the liabilities assumed by Buyer plus the amount of liabilities, if any, to which the transferred assets are subject.

                  The total adjusted basis of the assets of Seller transferred to Buyer in the Acquisition Merger will equal or exceed the sum of the liabilities assumed by Buyer plus the amount of liabilities, if any, to which the transferred assets are subject.

                  The payment of cash in lieu of fractional shares of Buyer stock is solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Acquisition Merger to the Seller shareholders, instead of issuing fractional shares of Buyer stock, will not exceed one percent (1%) of the total consideration that will be issued in the Acquisition Merger to the Seller shareholders in exchange for their shares of Seller stock. The fractional share interests of each Seller shareholder will be aggregated, and no Seller shareholder will receive cash in an amount equal to or greater than the value of one full share of Buyer stock.

                  No consideration for the Acquisition Merger has been or will be provided by Buyer to Seller or to the stockholders of Seller other than as expressly provided for in the Agreement.

                  None of the compensation received by any shareholder-employees of Seller will be separate consideration for, or allocable to, any of their shares of Seller stock; none of the shares of Buyer stock received by any shareholder-employees of Seller will be separate consideration for, or


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First Essex Bancorp., Inc.
November 6, 1996
Page 4


allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Seller will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  The fair market value of the Savings Association stock to be received in the Bank Merger will be approximately equal to the fair market value of the Bank stock surrendered in exchange therefor.

                  Buyer has no plan or intention to sell, exchange, or otherwise dispose of any of its shares of Savings Association, including such shares issued in the Bank Merger. For purposes of this assumption, shares of Bank stock and shares of Savings Association stock held by Buyer or Seller and otherwise sold, redeemed or disposed of prior or subsequent to the Bank Merger will be considered.

                  Savings Association has no plan or intention to reacquire any of its stock issued in the Bank Merger.

                  Savings Association has no plan or intention to sell or otherwise dispose of any of the assets of Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  The liabilities of Bank assumed by Savings Association, and the liabilities to which the assets of Bank transferred in the Bank Merger are subject, were incurred by Bank in the ordinary course of its business.

                  Following the Bank Merger, Savings Association will continue the historic business of Bank or use a significant portion of Bank's historic business assets in a business.

                  The fair market value of the assets of Bank transferred to Savings Association in the Bank Merger will equal or exceed the sum of the liabilities assumed by Savings Association plus the amount of liabilities, if any, to which the transferred assets are subject.

                  The total adjusted basis of the assets of Bank transferred to Savings Association in the Bank Merger will equal or exceed the sum of the liabilities assumed by Savings Association plus the amount of liabilities, if any, to which the transferred assets are subject.

                  No consideration for the Bank Merger has been or will be provided other than as expressly provided for in the Bank Merger Agreement.

         Opinions. Based on the foregoing facts and assumptions and assuming the accuracy thereof, we are of the opinion that for federal income tax purposes:



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First Essex Bancorp., Inc.
November 6, 1996
Page 5


                  The merger of Seller with and into Buyer pursuant to the Agreement (the Acquisition Merger) will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Buyer and Seller will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  Seller will recognize no gain or loss on the transfer of its assets to Buyer in the Acquisition Merger. Sections 357 and 361 of the Code.

                  Buyer will recognize no gain or loss on the receipt of Seller's assets in the Acquisition Merger. Section 1032 of the Code.

                  The basis of Seller's assets in the hands of Buyer immediately after the Acquisition Merger will be the same as the basis of such assets in the hands of Seller immediately prior to the Acquisition Merger. Section 362 of the Code.

                  No gain or loss will be recognized by a Buyer shareholder on his Buyer stock as a result of the Acquisition Merger or the Bank Merger, and such shareholder's tax basis and holding period in his Buyer stock will be the same following such mergers as they were preceding.

                  The merger of Bank with and into Savings Association pursuant to the Bank Merger Agreement (the Bank Merger) will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Savings Association and Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  Bank will recognize no gain or loss upon the transfer of its assets to Savings Association in the Bank Merger. Sections 357 and 361 of the Code.

                  The basis of the Bank assets in the hands of Savings Association immediately after the Bank Merger will be the same as the basis of such assets in the hands of Bank immediately prior to the Bank Merger. Section 362 of the Code.

                  Savings Association will recognize no gain or loss on the receipt of Bank's assets in the Bank Merger. Section 1032 of the Code.

                  No gain or loss will be recognized upon the surrender of Bank common stock in exchange for Savings Association common stock in the Bank Merger. Section 354 of the Code.

                  The basis in the Savings Association common stock received in the Bank Merger will be the same as the basis in the Bank common stock surrendered in exchange therefor. Section 358 of the Code.

                  The holding period in the Savings Association common stock received in the Bank Merger includes the period during which the Bank common stock surrendered in exchange therefor


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First Essex Bancorp., Inc.
November 6, 1996
Page 6

was held, provided that the Bank common stock surrendered was held as a capital asset on the date of the Bank Merger. Section 1223(1) of the Code.

         No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion with respect to the state or local tax treatment of the Acquisition Merger or the Bank Merger.

         Miscellaneous. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

         This  opinion is not  intended to  constitute  the opinion  required by
Section 6.02(d) of the Agreement, which opinion will be delivered at the Effective Time and be based upon executed representations made at the Effective Time by Buyer, Seller, Bank, Savings Association, and certain Seller shareholders.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                                     Very truly yours,


                                                     /s/Sullivan & Worcester LLP
                                                     SULLIVAN & WORCESTER LLP